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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

SS&C Technologies, Inc. ("SS&C") and Anthony R. Guarascio ("Employee") hereby enter into this employment agreement (the "Agreement"). The Agreement shall become effective on the eighth day after it is signed by Employee, but only if Employee has not previously revoked his acceptance of this agreement (the "Effective Date").

WHEREAS, SS&C and the Employee have agreed to change the duties and responsibilities of the Employee, effective August 12, 2002, and to provide for the continued employment of the Employee until August 19, 2003, unless earlier terminated; and

WHEREAS, SS&C desires to provide Employee with certain benefits during his continued employment and to ensure the release of any claims that Employee has or may have against the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises made herein, SS&C and Employee agree as follows:

1. TERM OF EMPLOYMENT AGREEMENT. Employee shall resign as Senior Vice President and Chief Financial Officer of SS&C, effective August 12, 2002. This Agreement will terminate August 19, 2003. Employee's employment with the Company will terminate effective the earlier of August 19, 2003, the date of his resignation as an employee of the Company, or such date as is determined pursuant to paragraph 4 of this Agreement (the "Termination Date").

2. CONTINUED EMPLOYMENT; DUTIES. From August 12, 2002 through the Termination Date Employee shall serve as Senior Vice President-Mergers and Acquisitions and shall perform such duties and provide such services, advice and counsel as SS&C's Chief Executive Officer may reasonably request. Employee shall continue to work at such times and places as may be mutually agreed between Employee and SS&C. Employee shall continue to have his email address, voicemail and office at SS&C as long as he is employed by SS&C.

3. COMPENSATION. Effective August 12, 2002 SS&C will pay Employee at the annual rate of $75,000 through the Termination Date. SS&C shall also pay Employee a one-time bonus of $112,500 on August 14, 2002. Employee and SS&C agree that if Employee revokes his acceptance of this Agreement prior to the Effective Date Employee will immediately pay back to SS&C the net amount of the bonus referred to in the preceding sentence and such bonus shall be considered revoked. SS&C payments to Employee will be made in accordance with SS&C's normal payroll procedures and SS&C will deduct applicable withholding taxes and other items. As long as he is an employee of SS&C, Employee shall be provided health care and insurance benefits and participation in the Employee Stock Purchase Plan (ESPP), 401(k) and stock option plans
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on the same terms and conditions available to other employees of SS&C. Until the
Termination Date, the stock options of SS&C held by Employee will continue to vest in accordance with Employee's stock option grants and SS&C's stock option plans. Employee understands that any stock options not vested on the Termination Date will be forfeited.

4. TERMINATION. (a) SS&C may terminate Employee's employment prior to August 19, 2003 for Cause. "Cause" means (i) theft, dishonesty or Employee falsification of any employment or SS&C records, (ii) Employee's improper disclosure of SS&C confidential or proprietary information, (iii) any intentional act by Employee which has a material detrimental effect on SS&C's reputation or business, (iv) Employee's failure to perform any reasonably assigned duties, which failure is not cured within five (5) days following written notice of such failure from SS&C, (v) Employee's gross misconduct or (vi) felony conviction of Employee.

(b) Employee may terminate his employment with SS&C at any time by notice to SS&C.

(c) Employee's employment with SS&C will terminate (i) upon Employee's commencement of full-time employment with an employer other than SS&C (ii) upon Employee's revocation of this Agreement prior to the Effective Date or (iii) upon his death.

5. RELEASE. In consideration of the payment of the benefits and the continuation of Employee's employment as described above, which Employee acknowledges he would not otherwise be entitled to receive if his employment were not continued pursuant to this Agreement, Employee and his heirs release SS&C and its subsidiaries, corporate affiliates, shareholders, investors, officers, directors, employees, agents, attorneys, insurers, legal successors, and assigns (the "Released Parties") of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time, had or shall or may have against the Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including August 12, 2002, including, but not limited to, (a) all common law claims, including but not limited to, any claims of breach of contract, good faith and fair dealing, promissory estoppel, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress and any claim or damage arising out of Employee's employment with or separation from the Company under any common law theory and (b) all employment discrimination claims, including but not limited to national origin, race, sex, sexual orientation, disability or other discrimination or harassment claims under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Connecticut Human Rights and Opportunities Law or any other applicable law. As additional consideration for the payments described in paragraph 3, Employee agrees that he will release any and all claims referred to above against the Released Parties as of the Termination Date by re-signing this Agreement in the space provided at the end of the Agreement on or after the Termination Date.
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6. CONFIDENTIAL INFORMATION; DEVELOPMENTS.

(a) The Employee acknowledges that, in his capacity as an employee of the Company, he has occupied and will occupy a position of trust and confidence and he further acknowledges that he has had and will have access to and learn, and has assisted and will continue to assist in developing, a great deal of information about the Company and its operations that is confidential and proprietary, and not generally known in the industry. The Employee agrees that, except for information in the public domain or known to the Employee before his association with the Company, all such information (the "Confidential Information") is proprietary, confidential and/ or a trade secret and is the sole property of the Company. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any Confidential Information, nor will the Employee advise, discuss with or in any way assist any other person or firm in obtaining or learning about any such Confidential Information. Accordingly, the Employee agrees that, at no time during the term of this Agreement, or afterwards, will he disclose, or permit or encourage anyone who is not an employee of the Company to disclose, nor will he use any such Confidential Information, directly or indirectly, either alone or with others, outside the scope of his duties and responsibilities with the Company. Upon the termination of his employment, the Employee shall return to the Company all records and documents of or pertaining to the Company and shall not make or retain any copy or extract of any such record or document.

(b) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

(c) Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and shall promptly assign to the Company (or any person or entity designated by the Company) all such right, title and interest which becomes vested in the Employee by operation of law or otherwise. However, this Paragraph 6(c) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Confidential Information.

(d) Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments,
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assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

(e) SS&C and Employee entered into a Nondisclosure agreement ("Nondisclosure Agreement") on October 7, 1998. SS&C and Employee agree that the terms of the Nondisclosure Agreement not inconsistent with the provisions of this Agreement shall continue to be effective.

7. NON-DISCLOSURE. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law.

8. NO DISPARAGEMENT. SS&C and Employee each agree that it or he, as the case may be, will not, at any time in the future, make any disparaging statements about the other (in the case of Employee, in addition, about SS&C's products or its employees), unless such statements are made truthfully in response to a subpoena or other legal process.

9. CHOICE OF LAW AND FORUM; DISPUTE RESOLUTION. This Agreement shall be interpreted, construed and in all respects governed under the laws of the State of Connecticut without regard to conflicts of law principles. Any action, suit or proceeding related to any dispute, claim or controversy or otherwise related to the rights and obligations of the parties under this Agreement shall be brought in the Superior Court of the State of Connecticut or in the United States District Court for the District of Connecticut, and the parties hereto submit to the exclusive jurisdiction of such courts and shall not bring any such action, suit or proceeding, except in such courts.

10. SURVIVAL. The obligations of Employee under paragraphs 5-8 and of SS&C under paragraph 8 shall survive the termination of Employee's employment (except if Employee revokes his acceptance of this Agreement prior to the Effective Date).

11. NOTICES. Any notice, request or instruction to be given hereunder shall be in writing and shall be deemed given when delivered personally or by recognized courier or three days after being sent by certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below their signatures. Either party may change its address by notice to the other.

12. ENTIRE AGREEMENT. Subject to paragraph 6(e), this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be modified or amended except by a document signed by an authorized officer of SS&C and Employee.

13. INDEMNIFICATION. Nothing in this Agreement shall affect any right to indemnification provided to Employee by SS&C's Certificate of Incorporation.
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14. SECTION 16 OFFICER. Upon Employee's resignation as Senior Vice President and
Chief Financial Officer, SS&C does not consider Employee to be one of its "executive officers" within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") nor an "officer" within the meaning of Rule 16a-1(f) under the Exchange Act.


EMPLOYEE UNDERSTANDS THAT HE MAY CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3.

SS&C TECHNOLOGIES, INC.                          ANTHONY R.GUARASCIO


By: s/ William C. Stone                          s/Anthony R. Guarascio
Name: William C. Stone
Title: Chairman of the Board,                    Date: August 12, 2002
       President and Chief Executive Officer
Date: August 12, 2002

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By re-signing this Agreement on or after the Termination Date, I hereby release
SS&C, as more fully described in paragraph 5, of all known and unknown claims based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to the Termination Date. I acknowledge that this additional release is in further consideration of the compensation and benefits provided and which I have received under the Agreement, to which I acknowledge I would not be entitled if I did not sign this additional release. I understand that I may revoke this additional release at any time during the 7 days after I sign it below and that this additional release shall not be effective or enforceable until the expiration of this seven
(7) day period.

-------------------
Anthony R. Guarascio
Date:
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